EXHIBIT 99.1

Carrollton Bancorp Reports Third Quarter Profit

COLUMBIA, Md., Nov. 5, 2012 (GLOBE NEWSWIRE) -- Carrollton Bancorp, (Nasdaq:CRRB) the parent company of Carrollton Bank, announced net income of $421,920 and $4,651 for the three and nine month periods ended September 30, 2012, compared to net income of $504,240 for the comparable quarter in 2011 and a net loss of $21,823 for the comparable nine month period in 2011. Net income available to common stockholders for the three month periods ended September 30, 2012 and 2011 were $284,841 ($0.11 per diluted share) and $367,162 ($0.14 per diluted share), respectively. Net loss attributable to common stockholders was $406,585 ($0.16 loss per diluted share) and $433,058 ($0.17 loss per diluted share) for the nine month periods ended September 30, 2012 and 2011.

The $82,000 decline in operating results for the quarter, as compared to the same period in 2011, is a result of a combination of factors including a $162,000 decrease in net interest income resulting from lower margins and lower average asset levels and a $627,000 increase in noninterest expenses resulting primarily from legal, investment banking and consulting fees associated with the planned merger with Jefferson Bancorp, Inc. These negative factors were partially offset by a $610,000 increase in noninterest income resulting from strong growth in mortgage banking fees and electronic banking fees as well as a decline in securities write downs. Similar factors impacted year to date results where improvements in noninterest income and the provision for loan losses were offset by lower net interest income and merger related expenses.

Nonperforming assets (nonaccrual loans and foreclosed real estate) decreased by 54.2% from $11.1 million at September 30, 2011 to $5.1 million at September 30, 2012. The allowance for loan losses represented 1.96% of outstanding loans as of September 30, 2012 compared to 1.73% at September 30, 2011. The Company experienced net charge-offs of $225,000 for the quarter ended September 30, 2012 as compared to $586,000 for the same period in 2011.

The Company's strategy of aggressively managing the size and composition of the balance sheet continued to result in improved capital ratios. We believe that the planned merger with Jefferson Bancorp will, upon completion, create a larger and better capitalized bank which will enhance opportunities to grow organically and through additional acquisitions.

President and Chief Executive Officer Bob Altieri stated "We have experienced significant merger related expenses, which have adversely affected our year to date profitability. However, we have seen significant improvement in earnings as a result of our residential mortgage and electronic banking fee income businesses. As it relates to our proposed merger, the shareholders of Carrollton Bancorp approved the merger on August 23, 2012. We are hopeful of a closing in 2012; however, at this point regulatory approval from the OCC and the Federal Reserve is still pending, which may result in finalizing the merger in 2013."

Total assets as of September 30, 2012 compared to September 30, 2011 reflect a 1.9%, or $7.2 million, increase to $378.8 million. Gross loans, including loans held for sale, decreased 1.7%, or $5.1 million, from $306.3 million at September 30, 2011 to $301.2 million at September 30, 2012. Investment securities decreased 22.5%, or $6.6 million, to $22.6 million at September 30, 2012 from $29.2 million as of September 30, 2011. This decrease is a result of management's decision to use cash flow from investments to shrink the balance sheet by reducing high cost borrowings.

Total deposits increased 7.1%, or $22.3 million, to $338.4 million while borrowings decreased $16.3 million from balances at September 30, 2011. The increase in deposits was comprised of a $24.7 million increase in non-interest bearing deposits, a $16.0 million increase in interest bearing transaction accounts and an $18.4 million decrease in certificates of deposit. The combined $34.7 million decrease in high cost funding sources is consistent with our strategy of reducing our cost of funds while concentrating on core deposit growth.

Mr. Altieri continued and stated, "Our employees have done an excellent job in executing our strategic initiative to increase non-interest bearing accounts. As of September 30, 2012, the company's non-interest bearing accounts total approximately $95 million, which is the highest level in the company's history."

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of 10 branch offices in central Maryland. The Company provides brokerage services through its Carrollton Financial Services, Inc. subsidiary, and mortgage services through its, Carrollton Mortgage Services division of the Bank.

The statements in this press release regarding the proposed merger with Jefferson Bancorp, Inc. and our expectation that upon the merger with Jefferson Bancorp the merged entity will be better capitalized and in a position to pursue opportunities to grow organically and through additional acquisitions and statements regarding our business strategy are forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions. Although the Company believes this statement is based on reasonable estimates and assumptions, the Company is unable to provide any assurance that its expectations will, in fact, occur or that its estimates or assumptions will be correct. Actual results could differ materially from those expressed or implied by such forward-looking statement and such statement is not a guarantee of future performance. Potential risks and uncertainties that could cause anticipated results to differ from those expressed or implied by such forward-looking statement include, but are not limited to: (i) the risk that necessary regulatory approvals for the merger will not be obtained; (ii) the businesses of Carrollton Bancorp may not be integrated into Jefferson Bancorp successfully or such integration may be more difficult, time-consuming or costly than expected; (iii) expected revenue synergies and cost savings from the merger may not be fully realized, or realized within the expected timeframe; (iv) disruption in the parties' businesses as a result of the pendency of the merger; (v) revenues following the merger may be lower than expected; (vi) customer and employee relationships and business operations may be disrupted by the merger; (vii) the ability to complete the merger may be more difficult, time-consuming or costly than expected, or the merger may not be completed at all; (viii) unexpected changes in the housing market or in general economic conditions in our market area and Jefferson Bancorp's market area; (ix) unexpected changes in market interest rates; (x) the impact of new governmental regulations that might require changes in our and Jefferson Bancorp's business model; (xi) changes in laws, regulations, policies and guidelines impacting our ability to collect on outstanding loans or otherwise negatively impacting Carrollton Bancorp's and Jefferson Bancorp's business; (xii) changes in competitive, governmental, regulatory, technological and other factors that may affect Carrollton Bancorp or Jefferson Bancorp specifically or the banking industry generally; and (xiii) other risks and uncertainties as described in reports Carrollton Bancorp files with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward looking statements.

A summary of financial information follows.

FINANCIAL HIGHLIGHTS
Carrollton Bancorp
	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	% Change	2012	2011	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Results of Operations
Net interest income	3,364,481	3,526,410	(4.59%)	9,997,777	10,569,763	(5.41%)
Provision for loan losses	412,158	495,010	(16.74%)	1,092,833	2,036,828	(46.35%)
Noninterest income	2,864,972	2,255,381	27.03%	6,796,419	5,779,772	17.59%
Noninterest expenses	5,131,716	4,504,790	13.92%	15,761,454	14,498,444	8.71%
Income tax expense (benefit)	263,659	277,751	(5.07%)	(64,742)	(163,914)	60.50%
Net income (loss)	421,920	504,204	(16.32%)	4,651	(21,823)	121.31%
Net income (loss) to common stockholders	284,841	367,162	(22.42%)	(406,585)	(433,058)	6.11%

Per Share
Diluted net income (loss) per common share	0.11	0.14	(22.51%)	(0.16)	(0.17)	6.22%
Dividends declared per common share	--	--	0.00%	--	--	0.00%
Book value per common share	9.19	9.30	(1.13%)	9.19	9.30	(1.13%)
Common stock closing price	4.71	3.20	47.19%	4.71	3.20	47.19%

At September 30
Short term investments	31,166,048	9,056,132	244.14%	31,166,048	9,056,132	244.14%
Investment securities (b)	25,728,267	33,028,522	(22.10%)	25,728,267	33,028,522	(22.10%)
Loans held for sale	50,940,108	32,521,993	56.63%	50,940,108	32,521,993	56.63%
Loans (net of unearned income) (a)	250,255,690	273,799,466	(8.60%)	250,255,690	273,799,466	(8.60%)
Earning assets	358,729,713	351,124,913	2.17%	358,729,713	351,124,913	2.17%
Total assets	378,796,634	371,574,490	1.94%	378,796,634	371,574,490	1.94%
Total deposits	338,427,013	316,078,424	7.07%	338,427,013	316,078,424	7.07%
Shareholders' equity	32,785,002	33,519,532	(2.19%)	32,785,002	33,519,532	(2.19%)

Common shares outstanding	2,579,388	2,576,388		2,579,388	2,576,388

Average Balances
Short term investments	24,276,919	12,500,540	94.21%	25,375,238	7,686,083	230.15%
Investment securities (b)	26,420,773	33,812,475	(21.86%)	29,267,534	35,373,113	(17.26%)
Loans held for sale	42,097,068	26,317,545	59.96%	32,090,835	25,695,105	24.89%
Loans (net of unearned income) (a)	253,008,243	276,608,663	(8.53%)	255,951,851	281,303,231	(9.01%)
Earning assets	346,605,777	352,124,381	(1.57%)	344,130,225	353,220,214	(2.57%)
Total assets	367,417,190	372,283,786	(1.31%)	364,990,799	373,276,074	(2.22%)
Total deposits	326,980,943	311,021,812	5.13%	322,340,456	308,740,984	4.40%
Shareholders' equity	32,744,433	33,291,014	(1.64%)	32,501,781	33,487,221	(2.94%)

Earnings Ratios
Return on average total assets	0.46%	0.54%		0.00%	(0.01%)
Return on average shareholders' equity	5.13%	6.01%		0.02%	(0.09%)
Net interest margin	3.86%	3.97%		3.88%	4.00%

Credit Ratios
Nonperforming assets as percent of period end loans and foreclosed real estate (a)(c)	1.99%	3.96%		1.99%	3.96%
Allowance to total loans (a)	1.96%	1.73%		1.96%	1.73%
Net loan losses to average loans (a)(d)	0.09%	0.21%		0.41%	0.63%

Capital Ratios (period end)
Shareholders' equity to total assets	8.66%	9.02%		8.66%	9.02%
Leverage capital	9.55%	9.66%		9.55%	9.66%
Tier 1 risk-based capital	11.08%	10.53%		11.08%	10.53%
Total risk-based capital	12.35%	11.79%		12.35%	11.79%

(a) Excludes loans held for sale
(b) Excludes market value adjustment on securities available for sale
(c) Nonperforming assets are comprised of non-accrual loans and foreclosed real estate
(d) Ratio is not annualized
CONTACT: Mark A. Semanie, Chief Financial Officer, (410) 536-7308